Exhibit (a)(23)
Good afternoon,
This morning, Yamana Gold Inc. announced that only 34% of Meridian Gold’s shares were tendered into its unsolicited public offer. I highly encourage you to read the complete response to the announcement, which is attached, as it further outlines the Board’s consideration of this situation.
The Board of Directors, the Leadership Team, and I recognize that this process has been a great distraction for our employees. We want to thank each of you for your continued dedication and commitment to working safely and productively during this period. It is important that we continue to focus on achieving our organization’s performance targets. We are very proud of the organization and its accomplishments.
Continue working safely,
/s/  Edward C. Dowling
Edward C. Dowling
President & CEO
Meridian Gold Company

NEWS release
MAJORITY OF MERIDIAN GOLD SHAREHOLDERS REJECT YAMANA OFFER
Reno, NV — September 12, 2007 — Meridian Gold Inc. (“Meridian Gold” or the “Company”) (TSX:MNG) (NYSE:MDG) today responded to the announcement by Yamana Gold Inc. (“Yamana”) that it had obtained tenders for only 34% of Meridian Gold’s shares, well below the minimum 66 2/3% it had been seeking, and that Yamana has again extended its offer.
“The tender results announced today represent a resounding rejection of Yamana’s inadequate offer”, stated Brian Kennedy, Chairman of Meridian Gold’s Board of Directors. “Clearly, the majority of our shareholders agree with the Board’s consistent conclusion that Yamana’s unsolicited offer does not reflect an adequate premium for control of Meridian Gold. Our shareholders have shown that they recognize the superior value proposition represented by holding Meridian Gold shares, and have delivered a strong endorsement of the Company’s current strategy and future prospects. Yamana’s decision to further extend what it had previously described as its “final offer” until September 24, 2007 is little more than a desperate attempt to postpone the inevitable. It is disappointing that Yamana has chosen to continue to pursue this exercise in futility and distraction to Meridian Gold’s shareholders and employees.”
Ed Dowling, Meridian Gold’s Chief Executive Officer and President, added, “Our company has a history of building real value for its shareholders and has a successful track record of discovering, developing and operating gold mines. By executing on this strategy of organic growth, Meridian Gold strives to become the premier value gold mining company. In contrast, the Yamana offer exposes tendering shareholders to significant risks based on increased base metal exposure, Yamana’s consistent history of shareholder dilution, and an uncertain future. Our shareholders have had since June to consider Yamana’s inadequate proposal and have clearly rejected it by an overwhelming margin. We want to thank our shareholders for their ongoing support.”
The Board of Meridian Gold has consistently said that the market-adjusted premium of between 1% and 6% represented by Yamana’s offer is not an adequate premium for control of the Company. Yamana’s press release this morning is misleading in attempting to characterize their offer as representing a substantial premium of between 26.3% and 27.6%. Yamana’s calculation is based on market conditions in June, before the broad based rally in the gold sector and prior to the decline in Yamana’s stock price which significantly reduced the value of their unsolicited offer. As the gold sector has rallied strongly since Yamana announced their unsolicited offer on June 27, 2007, the Board draws shareholders’ attention to the following facts:
•	Since June 27, 2007, Meridian Gold’s peer group of mid-cap North American Gold Companies[1] has risen by an average of 17.3%. Assuming Meridian Gold would have performed in line with this peer group, Yamana’s unsolicited offer would represent today a premium of only 1%.

•	More broadly, since June 27, 2007 the XAU[2] has risen by 12.1%. Assuming Meridian Gold would have performed in line with the XAU, Yamana’s unsolicited offer would represent a premium today of only 6%.
It is clear that Yamana’s unsolicited offer continues to represent an inadequate premium for control of Meridian Gold.
Meridian Gold’s Board of Directors continues to unanimously recommend that shareholders reject the Yamana offer and not tender their shares. Shareholders who have previously tendered are urged to withdraw their shares.
Any shareholders that have questions about whether to tender their shares or that have already tendered their shares and wish to withdraw their shares should contact Georgeson Shareholder at 1-888-605-7618.
About Meridian Gold
A unique mid-tier gold producer, with world-class mining operations in Chile and Nevada and a pipeline of promising exploration projects throughout the Americas, Meridian Gold’s success to date has been based on grassroots gold discoveries and a low-cost strategy, resulting in a better approach to adding value and balancing growth. Meridian Gold strives to be “The Premier Value Gold Mining Company,” while building a better future for all of its stakeholders.

[1]	Meridian’s peer group of mid-cap North American Gold Companies is defined as Agnico-Eagle Mines Limited, Compañia de Minas Buenaventura S.A.A., Kinross Gold Corporation and IAMGOLD Corporation.

[2]	The XAU is the PHLX (Philadelphia Stock Exchange) Gold/Silver Sector Index, a capitalization-weighted index composed of 16 companies involved in the gold and silver mining industry. Price performance has been adjusted to a Canadian dollar basis.

Additional Information for Meridian Gold Shareholders
Shareholders of Meridian Gold and other interested parties are advised to read Meridian Gold’s Directors’ Circular and the Solicitation/Recommendation Statement on Schedule 14D-9 filed with the U.S. Securities and Exchange Commission (“SEC”) on July 31, 2007 (including any amendments or supplements thereto and the other documents filed as exhibits thereto), because they contain important information. Shareholders may obtain a free copy of the Directors’ Circular and Meridian Gold’s Schedule 14D-9 at the Investor Relations section of Meridian Gold’s website at www.meridiangold.com, or by contacting Georgeson Shareholder, the information agent retained by Meridian Gold, at 1-888-605-7618. Free copies of the Directors’ Circular are also available at www.sedar.com and, together with Meridian Gold’s Schedule 14D-9, at www.sec.gov. The Directors’ Circular was filed by Meridian Gold as an exhibit to Meridian Gold’s Schedule 14D-9.
Cautionary Statement
This press release contains forward-looking information (as defined in the Securities Act (Ontario)) that is based on expectations, estimates and projections as of the date of this press release. These forward-looking statements can often, but not always, be identified by the use of forward-looking terminology such as “plans”, “predicts”, “expects” or “does not expect”, “is expected”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates” or “does not anticipate”, or “believes”, or variations of such words and phrases, or statements that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved. Actual results and developments (including forecasted production, earnings and cash flows) are likely to differ, and may differ materially, from those expressed or implied by the forward-looking statements contained in this press release.
Forward-looking statements contained in this press release are based on a number of assumptions that may prove to be incorrect, including, but not limited to: timely implementation of Meridian Gold’s anticipated drilling program; the successful completion of new development projects, planned expansions or other projects within the timelines anticipated and at anticipated production levels; the accuracy of reserve and resource estimates, grades, mine life and cash cost estimates; whether mineral resources can be developed; title to mineral properties; financing requirements; general economic conditions; and changes in laws, rules and regulations applicable to Meridian Gold. In addition to being subject to a number of assumptions, forward-looking statements in this press release involve known and unknown risks, uncertainties and other factors that may cause actual results and developments to be materially different from those expressed or implied by such forward-looking statements, including the risks identified under “Note Concerning Resource Calculations” in Meridian Gold’s Directors’ Circular as well as the risks identified in the filings by Meridian Gold with the SEC and Canadian provincial securities regulatory authorities, including Meridian Gold’s Annual Report on Form 40-F for the fiscal year ended December 31, 2006.

Meridian Gold believes that the expectations reflected in the forward-looking statements contained in this press release are reasonable, but no assurance can be given that these expectations will prove to be correct. In addition, although Meridian Gold has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release.
CONTACT:
Meridian Gold Inc.
Investor Relations:
Krista Muhr, Senior Manager, 800-572-4519
fax: 775-850-3733
krista.muhr@meridiangold.com
or
Georgeson Shareholder
1-888-605-7618
1-212-440-9800
or
Media Relations:
Sard Verbinnen & Co.
Dan Gagnier, 212-687-8080 x.226
Paul Kranhold, 415-618-8750
Meridian Gold Inc.
9670 Gateway Drive, Suite 200, Reno, Nevada 89521
Phone: (775) 850-3777     Fax: (775) 850-3733

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